Exhibit 21.1

Subsidiaries of TransAtlantic Petroleum Ltd.

April 21, 2011

Subsidiary	Jurisdiction of Incorporation
Amity Oil International Pty. Ltd.	Australia
Incremental Petroleum Pty. Ltd.	Australia
Incremental Petroleum (Selmo) Pty. Ltd.	Australia
TransAtlantic Australia Pty. Ltd.	Australia
TransAtlantic Exploration Mediterranean International Pty Ltd.	Australia
TransAtlantic (Holdings) Australia Pty. Ltd.	Australia
DMLP, Ltd.	Bahamas
Talon Exploration, Ltd.	Bahamas
TransAtlantic Maroc, Ltd.	Bahamas
TransAtlantic Worldwide, Ltd.	Bahamas
Viking Geophysical Services, Ltd.	Bahamas
TransAtlantic Turkey, Ltd.	Bahamas
Viking Wireline Services, Ltd.	Bahamas
Longe Energy Limited	Bermuda
Viking International Limited	Bermuda
Direct Petroleum Bulgaria EOOD	Bulgaria
Incremental Petroleum (USA) Inc.	California
Incremental Petroleum (USA) KMD LLC	California
Anschutz Morocco Corporation	Colorado
Direct Petroleum Morocco, Inc.	Colorado
TransAtlantic Petroleum (USA) Corp.	Colorado
Longe Energy Cyprus Limited	Cyprus
TransAtlantic Petroleum Cyprus Limited	Cyprus
MOS Viking SARL	Morocco
TransAtlantic Worldwide Romania SRL	Romania
Viking Oilfield Services SRL	Romania
Petrogas Petrol Gaz ve Petrokemya Urunleri Insaat Sanayive Ticaret A.S.	Turkey